Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Xenetic Biosciences, Inc.:

We consent to the incorporation by reference in this Registration Statement of Xenetic Biosciences, Inc. on Form S-8 of our report dated March 31, 2017, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Xenetic Biosciences, Inc. as of December 31, 2016 and 2015, and for the years then ended appearing in the Annual Report on Form 10-K of Xenetic Biosciences, Inc. for the year ended December 31, 2016.

/s/ Marcum LLP

Boston, Massachusetts

May 15, 2017